Exhibit 8

                                 ROGERS & WELLS
                                 200 Park Avenue
                                New York, NY 10166
                                 (212) 878-8000
                                FAX (212) 878-8375

NEW YORK                             LONDON                       FRANKFURT
WASHINGTON, D.C.                     PARIS                        HONG KONG


                                    November 17, 1997


JP Realty, Inc.
Price Development Company,
  Limited Partnership
35 Century Park-Way
Salt Lake City, Utah 84115

Ladies and Gentlemen:


          We  have  acted  as  counsel  to  JP  Realty,  Inc.,  a  Maryland corporation (the "Company"), and Price Development Company, Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), in connection with the Company's and the Operating Partnership's registration statement on Form S-3 (Registration Numbers 333-34835 and 333-34835-01)(as the same may be amended or supplemented from time to time, the "Registration Statement"), including the prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          In rendering the opinion expressed herein, we have examined and relied on the following items:

          1.   The Registration Statement;

          2. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership;

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JP Realty, Inc.                  2              November 17, 1997
Price Development Company,
  Limited Partnership


          3. The Agreement of Limited Partnership of Price Financing Partnership, L.P. (the "Financing Partnership");

          4.   The  Closing  Agreement  On  Final  Determination   Covering
Specific Matters between the Company and the Commissioner of Internal Revenue, dated July 17, 1995 (the "Closing Agreement"); and

          5. Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, the Operating Partnership and the Financing Partnership at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's, the Operating Partnership's and the
Financing Partnership's intended activities as described in the Registration Statement and that the Company, the Operating Partnership and the Financing Partnership have operated and will continue to operate in accordance with method of operation described in the Registration Statement.

     For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated November 17, 1997, provided to us by the Company, the Operating Partnership and the Financing Partnership. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership and the Financing Partnership.


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JP Realty, Inc.                  3              November 17, 1997
Price Development Company,
  Limited Partnership



     Based upon and subject to the foregoing, we are of the opinion that:

     (1) Commencing with its taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT under the Code and the proposed method of operation of the Company, the Operating Partnership and the Financing Partnership, as described in the Registration Statement and as represented by the Company, the Operating Partnership and the Financing Partnership, will permit the Company to continue to so qualify; and

     (2) The information in the Registration Statement under the heading "Federal Income Tax Considerations" has been reviewed by us and, to the extent such summary involves matters of law, is correct in all material respects.

     The opinion stated above represents our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Registration Statement and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill


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JP Realty, Inc.                  4              November 17, 1997
Price Development Company,
  Limited Partnership


our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts relating to the Company's qualification as a REIT.

     This opinion is rendered by us at the request of the Company solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express permission.

     We express no opinion as to any federal income tax issue or other matter except those set forth above.


                                        Very truly yours,

                                        Rogers & Wells